UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE FEMALE HEALTH COMPANY
(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 22, 2012

To the Shareholders of The Female Health Company:

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of The Female Health Company (the “Company”) will be held at the Palomar Hotel Downtown, 505 North State Street, 5th Floor, Gallery Foyer 111 Room, Chicago, Illinois 60654, on March 22, 2012 at 10:00 a.m., local time, for the following purposes:

1. To elect eight members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2013 Annual Meeting of the Shareholders.

2. To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year ending September 30, 2012.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.
Secretary

Chicago, Illinois

February 24, 2012

Shareholders of record at the close of business on February 15, 2012 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. Your vote is being solicited by the Board of Directors of the Company. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

Shareholders of record may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on March 21, 2012.

Or, if you prefer, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

2012 Annual Meeting of Shareholders to be Held on March 22, 2012:

This Proxy Statement and the Accompanying Annual Report

are Available at: www.proxyvote.com

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Female Health Company (the “Company”) to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Palomar Hotel Downtown, 505 North State Street, 5th Floor, Gallery Foyer 111 Room, Chicago, Illinois 60654, at 10:00 a.m., local time, on Thursday, March 22, 2012, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing to shareholders of this Proxy Statement and accompanying form of proxy will take place on or about February 24, 2012.

GENERAL INFORMATION

Proxies and Voting Procedures

Shareholders can vote by completing and returning a proxy card in the form accompanying this Proxy Statement or, if shares are held in “street name,” by completing a voting instruction form provided by your broker. Shareholders of record can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on March 21, 2012. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The Board of Directors knows of no business which will be presented at the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. A shareholder will be able to revoke his or her proxy until it is voted. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR: (1) the election of the directors listed in the enclosed proxy; and (2) ratification of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

Shareholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Company or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

Shareholders Entitled to Vote

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), whose names appear of record on the books of the Company at the close of business on February 15, 2012, are entitled to vote at the Annual Meeting. On that date, there were 27,928,089 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

Quorum; Required Vote

A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Under Wisconsin law, directors are elected by plurality, meaning that the eight individuals receiving the largest number of votes are elected as directors. The ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal to exceed the number of votes cast against this proposal, assuming a quorum is present. Abstentions and broker nonvotes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected or the ratification of the auditors is approved.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has established the number of directors at eight. The Board of Directors has nominated O.B. Parrish, Mary Ann Leeper, Ph.D., William R. Gargiulo, Jr., David R. Bethune, Stephen M. Dearholt, Michael R. Walton, Richard E. Wenninger and Mary Margaret Frank, Ph.D. for election as directors, all to serve until the 2013 Annual Meeting of Shareholders.

As indicated below, all persons nominated by the Board of Directors are incumbent directors. We anticipate that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).

Below is information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting. The information presented includes information each nominee or director has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented also includes, under the heading “Director Qualifications,” a description for each director of the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a director. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, the Nominating Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

NOMINEES FOR ELECTION AS DIRECTORS

O.B. PARRISH

Age: 78; Elected Director: 1987; Present Term Ends: 2012 Annual Meeting

O.B. Parrish has served as Chief Executive Officer of the Company since 1994, as acting President since May 2006, as acting Chief Financial and Accounting Officer from February 1996 to March 1999 and as the Chairman of the Board and a Director of the Company since 1987. Mr. Parrish is a shareholder and has served as the President and as a Director of Phoenix Health Care of Illinois, Inc. (“Phoenix of Illinois”) since 1987. Phoenix of Illinois owns approximately 233,501 shares of our Common Stock. Mr. Parrish also is Chairman and a Director of Abiant, Inc., a neuroimaging company. Mr. Parrish is also a trustee of Lawrence University. From 1977 until 1986, Mr. Parrish was the President of the Global Pharmaceutical Group of G.D. Searle & Co. (“Searle”), a pharmaceutical/consumer products company. From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operation of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer’s International Division.

Director Qualifications

Mr. Parrish’s extensive experience as a health care executive and as an executive of the Company and his skills in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management, along with his familiarity with the Company’s business and industry and his role as the Company’s Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and as Chairman of the Board.

MARY ANN LEEPER, Ph.D.

Age: 71; Elected Director: 1987; Present Term Ends: 2012 Annual Meeting

Dr. Leeper has served as Senior Strategic Adviser since May 2006. Dr. Leeper served as the President and Chief Operating Officer of the Company from February 1996 to April 2006, as President and Chief Executive Officer of The Female Health Company Division from May 1994 until January 1996, as Senior Vice President —Development of the Company from 1988 until January 1996 and as a Director of the Company since 1987. Dr. Leeper is a shareholder and has served as a Vice President and Director of Phoenix of Illinois since 1987. From 1981 until 1986, Dr. Leeper served as Vice President — Market Development for Searle’s Pharmaceutical Group and in various Searle research and development management positions. As Vice President — Market Development, Dr. Leeper was responsible for worldwide licensing and acquisition, marketing and market research. In earlier positions, she was responsible for preparation of new drug applications and was a liaison with the FDA. Dr. Leeper serves on the Board of Neenah Paper, Inc. and is chair of its nominating and governance committee. She is also an adjunct professor at the University of Virginia, Darden School of Business. She has received various awards recognizing her commitment and pioneering efforts in the work of women’s health.

Director Qualifications

Dr. Leeper’s background as the former President of the Company, her knowledge of the Company’s business, her relationships with its customers and her long term commitment to women’s health issues led to the conclusion that she should serve as a director of the Company.

WILLIAM R. GARGIULO, JR.

Age: 83; Elected Director: 1987; Present Terms Ends: 2012 Annual Meeting

William R. Gargiulo, Jr. has served as Secretary of the Company from 1996 to present, as Vice President of the Company from 1996 to September 30, 1998, as Assistant Secretary of the Company from 1989 to 1996, as Vice President — International of The Female Health Company Division from 1994 until 1996, as Chief Operating Officer of the Company from 1989 to 1994, and as General Manager of the Company from 1988 to 1994. Mr. Gargiulo has also served as a Director of the Company since 1987. Mr. Gargiulo is a trustee of a trust which is a shareholder of Phoenix of Illinois. From 1984 until 1986, Mr. Gargiulo was the Executive Vice-President of the Pharmaceutical Group of Searle, in charge of Searle’s European operations. From 1976 until 1984, Mr. Gargiulo was the Vice President of Searle’s Latin American operations.

Director Qualifications

Mr. Gargiulo’s years of experience as an officer of the Company and his extensive international sales and marketing experience led to the conclusion that he should serve as a director of the Company.

DAVID R. BETHUNE

Age: 71; Elected Director: 1996; Present Term Ends: 2012 Annual Meeting

Mr. Bethune has served as a Director of the Company since January 1996. He was Chairman of Zila, Inc., an oral cancer screening company, from August 2007 to September 2009 and Chief Executive Officer of Zila, Inc. from March 2008 to September 2009. Additionally, he is a member of the Board of Directors of the CAMBREX Corporation, a life sciences company dedicated to providing products and services that accelerate and improve the discovery and commercialization of human therapeutics. Mr. Bethune served as Chairman and Chief Executive Officer of Atrix Laboratories, Inc. from 1999 until his retirement in 2004. From 1997 to 1998, Mr. Bethune held the positions of President and Chief Operating Officer of the IVAX Corporation. From 1996 to 1997, Mr. Bethune was a consultant to the pharmaceutical industry. From 1995 to 1996, Mr. Bethune was President and Chief Executive Officer of Aesgen, Inc., a generic pharmaceutical company. From 1992 to 1995, Mr. Bethune was Group Vice President of American Cyanamid Company and a member of its Executive Committee until the sale of the company to American Home Products. He had global executive authority for human biologicals, consumer health products, pharmaceuticals and opthalmics, as well as medical research. In 1989 he became president of Lederle Laboratories, a division of American Cyanamid and held that position until 1992. Mr. Bethune is a founding trustee of the American Cancer Society Foundation. He is the founding chairman of the Corporate Council of the Children’s Health Fund in New York City and served on the Arthritis Foundation Corporate Advisory Council.

Director Qualifications

Mr. Bethune’s impressive track record of achievements in leadership positions, including with public companies in the pharmaceutical and medical products industries, led to the conclusion that he should serve as a director of the Company and a member of the audit committee.

STEPHEN M. DEARHOLT

Age: 65; Elected Director: 1996; Present Term Ends: 2012 Annual Meeting

Mr. Dearholt has served as a Director of the Company since April 1996. Mr. Dearholt is a co-founder of, and has been a partner in, Insurance Processing Center, Inc., one of the largest privately owned life insurance marketing organizations in the United States, since 1972. He has over 39 years of experience in direct response advertising and data based marketing of niche products. In late 1995, Mr. Dearholt arranged, on very short notice, a $1 million bridge loan which assisted the Company in its purchase of Chartex. He is a past board member of the Children’s Hospital Foundation of Wisconsin, the Zoological Society of Milwaukee, Planned Parenthood Association of Wisconsin, and past Chairman of the Board of the New Day Club, Inc.

Director Qualifications

Mr. Dearholt’s achievements as a successful business owner and his long term commitment to the Company led to the conclusion that he should serve on the Company’s Board of Directors.

MICHAEL R. WALTON

Age: 74; Elected Director: 1999; Present Term Ends: 2012 Annual Meeting

Mr. Walton has served as a Director of the Company since April 1999. Mr. Walton is President and owner of Sheboygan County Broadcasting Co., Inc., a company he founded in 1972. The company has focused on start-up situations, and growing value in under-performing, and undervalued radio stations and newspapers. Sheboygan County Broadcasting Co. has owned and operated businesses in Wisconsin, Illinois, Michigan and New York. It has specialized in creating, building and managing news media properties and has acquired existing companies as well. Prior to 1972, Mr. Walton was owner and President of Walton Co., an advertising representative firm he founded in New York City. He has held sales and management positions with Forbes Magazine, The Chicago Sun Times and Gorman Publishing Co. Mr. Walton has served on the Boards of the American Red Cross, the Salvation Army, the Sheboygan County Chamber of Commerce, the Rogers Memorial Hospital Foundation and the Economic Club of Sheboygan.

Director Qualifications

Mr. Walton’s background in sales and marketing, his extensive experience as a successful business owner and his long term commitment to the Company led to the conclusion that he should serve as a director of the Company.

RICHARD E. WENNINGER

Age: 64; Director: 2001; Present Term Ends: 2012 Annual Meeting

Mr. Wenninger has served as a Director of the Company since July 2001. Mr. Wenninger is former Chairman of Wenninger Company, Inc., a mechanical contracting and engineering company. From 1976 to 2001, Mr. Wenninger served as President and Chief Executive Officer of Wenninger Company, Inc. He is also Secretary of Wenn Soft, Inc., a software development, sales and service company he founded in 1997. From 1992 to

1999, Mr. Wenninger served as Secretary of Liftco, Inc. Mr. Wenninger is a former board member of the Boys & Girls Club of Milwaukee, a former President and board member of the Milwaukee Athletic Club, a former board member of the Wisconsin Psychoanalytic Foundation, a former board member of University Lake School, the former President and a former board member of the Plumbing and Mechanical Contractors Association of Milwaukee, the former President and a former board member of the Sheet Metal Contractors Association of Milwaukee and a former board member of the Mechanical Contractors Association of America.

Director Qualifications

Mr. Wenninger’s years of experience as a successful entrepreneur and his long term commitment to the Company led to the conclusion that he should serve as a director of the Company.

MARY MARGARET FRANK, Ph.D.

Age: 43; Director: 2004; Present Term Ends: 2012 Annual Meeting

Dr. Frank has served as a Director of the Company since October 2004. Dr. Frank has served as an Associate Professor of Accounting at the Darden Graduate School of Business at the University of Virginia where she teaches financial and tax accounting since 2002. From 1999 to 2002, Dr. Frank was an Assistant Professor at the Graduate School of Business at the University of Chicago. During 1997, Dr. Frank was an accounting instructor at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. From 1992 to 1994, Dr. Frank served as a Senior Tax Consultant at Arthur Andersen. She has her master’s degree and Ph.D. in accounting from the University of North Carolina at Chapel Hill and was issued her CPA in 1994.

Director Qualifications

Dr. Frank’s background and experience in both public accounting and financial education and her qualification as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”) led to the conclusion that she should serve as a director of the Company.

The Board of Directors recommends that shareholders vote FOR all nominees.

DIRECTORS MEETINGS AND COMMITTEES

Directors and Director Attendance

The Board of Directors currently consists of eight members: O.B. Parrish, Mary Ann Leeper, Ph.D., William R. Gargiulo, Jr., Stephen M. Dearholt, David R. Bethune, Michael R. Walton, Richard E. Wenninger and Mary Margaret Frank, Ph.D. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held five meetings during the Company’s fiscal year ended September 30, 2011. All of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, if any.

The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during the fiscal year ended September 30, 2011:

	Audit		Compensation		Nominating and Corporate Governance
Number of Meetings:	6		1		4
Name of Director:
David R. Bethune	X		X		X	*
Stephen M. Dearholt			X	*
Michael R. Walton	X		X		X
Richard E. Wenninger			X
Mary Margaret Frank	X	*	X

X = committee member; * = committee chairperson

Audit Committee

The responsibilities of the Audit Committee, in addition to such other duties as may be specified by our Board of Directors, include the following: (1) responsibility for selecting, evaluating and, where appropriate, replacing the independent registered public accounting firm for the Company; (2) review of the timing, scope and results of the independent registered public accounting firm’s audit examination; (3) review of periodic comments and recommendations by the independent registered public accounting firm and of our response thereto; (4) review of our financial statements; and (5) review of the scope and adequacy of our internal accounting controls. The Board’s Audit Committee is an audit committee for purposes of section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the SEC appears on page 9.

Compensation Committee

The Compensation Committee (1) reviews and approves the goals and objectives relating to the compensation of our Chief Executive Officer and other executive officers, and determines the compensation of those executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; (3) administers our stock incentive, equity-based and other employee benefit plans in accordance with the responsibilities assigned to the Committee under any and all such plans; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, identifies and recommends to our Board of Directors nominees for election to the Board of Directors, reviews and makes recommendations to our Board of Directors regarding the size and composition of the Board of Directors and the committees of our Board of Directors and reviews and recommends to our Board of Directors corporate governance policies and practices for the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website at www.femalehealth.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.femalehealth.com.

Director Independence

Our Board of Directors has reviewed the independence of the nominees for election to the Board of Directors at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the listing standards of the NASDAQ Stock Market:

(1) David R. Bethune	(4) Richard E. Wenninger

(2) Stephen M. Dearholt	(5) Mary Margaret Frank, Ph.D.

(3) Michael R. Walton

Based upon such standards, O.B. Parrish, Mary Ann Leeper, Ph.D., and William R Gargiulo, Jr. are the only directors who are not independent because Mr. Parrish is our Chief Executive Officer, Mr. Gargiulo receives compensation as a consultant and Dr. Leeper is currently employed as our Senior Strategic Adviser.

Board Leadership Structure

We currently have the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. O.B. Parrish has served as the Chief Executive Officer of the Company since 1994 and as the Chairman of the Board since 1987. Although our Board of Directors does not have a formal policy with respect to its leadership structure, we believe that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management’s role of identifying, assessing and managing risks and the Board of Directors’ role of risk oversight. Mr. Parrish possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In addition, our Board of Directors has determined that this leadership structure is appropriate for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, and business partners. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our risk oversight process includes receiving reports from members of our senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review our enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, The Female Health

Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. For new potential board members, the Nominating and Corporate Governance Committee will in the first instance consider the independence of the potential member and the appropriate size of the board and then the qualifications of the proposed member. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

We do not have a formal policy for the consideration of diversity by our Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Communications between Shareholders and the Board of Directors

We have placed on our website located at www.femalehealth.com a description of the procedures for shareholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our website which is located at www.femalehealth.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our website.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2011, with our management and with our independent registered public accounting firm;

•

discussed with our independent registered public accounting firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended (American Institute of Certified Public Accountants, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received and discussed with our independent registered public accounting firm the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

AUDIT COMMITTEE:

Mary Margaret Frank, Ph.D. (Chairperson)

David R. Bethune

Michael R. Walton

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we paid for audit and non-audit services rendered by our independent registered public accounting firm, McGladrey & Pullen, LLP, during fiscal 2011 and 2010:

Service Type	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$304,657	$307,741
Audit-Related Fees(2)	—	4,035
Tax Fees(3)	46,665	14,343
All Other Fees	—	—

Total Fees	$351,322	$326,119

(1)

Consists of fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2011 and September 30, 2010; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and consents and assistance with documents filed by the Company with the SEC.

(2)	Consists of costs incurred for consultation on various accounting matters in support of our financial statements and comment letters from the SEC.

(3)	Consists of fees for professional services rendered in connection with preparation of federal and state income tax returns, including foreign tax filings, and assistance with foreign tax structuring.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of McGladrey & Pullen, LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairperson of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairperson of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent registered public accounting firm.

Each new engagement of our independent registered public accounting firm to perform non-audit services set forth in the table above has been approved in advance by the Audit Committee or the Chairperson of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Mary Margaret Frank, Ph.D., qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on her work experience and education.

EXECUTIVE OFFICERS

The names of, and certain information regarding, executive officers and certain key employees of the Company who are not directors of the Company as of the date of this Proxy Statement, are set forth below.

Name	Age	Position
Donna Felch	64	Vice President and Chief Financial Officer of the Company
Michael Pope	54	Vice President, Global Manufacturing of the Company and General Manager and Director of The Female Health Company (UK) Plc.
Janet Lee	47	Controller for the Company

DONNA FELCH

Age: 64; Vice President and Chief Financial Officer

Ms. Felch has served as Vice President and Chief Financial Officer of the Company since February 2006. Prior to joining the Company, Ms. Felch was Vice President and Treasurer of American Pharmaceutical Partners, Inc., a pharmaceutical company that develops, manufactures and markets injectible pharmaceutical products, from November 2002 until June 2005. In these positions, she directed the treasury, tax, financial planning and analysis, credit and collections and risk management functions. Ms. Felch joined American Pharmaceutical Partners in 1998 and during such time held the positions of Senior Director of Corporate Accounting and Director of General Accounting and Tax. In these roles her responsibilities included internal and external financial reporting, tax, treasury, financial planning, credit and risk management. Previously, Ms Felch served as Director of Corporate Tax with Fujisawa USA, a subsidiary of a major Japanese pharmaceutical company. Ms. Felch had formerly worked as a Tax Manager for LyphoMed, Inc., a generic pharmaceutical manufacturer.

MICHAEL POPE

Age: 54; Vice President, Global Manufacturing and the General Manager and a Director of The Female Health Company (UK) Plc.

Mr. Pope has served as Vice President of the Company since 1996 and as General Manager of The Female Health Company (UK) Plc. (formerly Chartex International, Plc.) since the Company’s 1996 acquisition of Chartex. Mr. Pope has also served as a Director of The Female Health Company, Ltd. (formerly Chartex Resources

Limited) and The Female Health Company (UK) Plc. since 1995. He has been responsible for the technical development of FC2, the Company’s second generation female condum, including the design of the manufacturing process and manufacturing scale-up, and the manufacturing section of the Pre-Market Approval Application submitted to the U.S. Food and Drug Administration (the “FDA”). He is also responsible for the Malaysian subsidiary that manufactures FC2, which includes engineering, process development and quality assurance. From 1990 until 1996, Mr. Pope was Director of Technical Operations for Chartex with responsibility for manufacturing, engineering, process development and quality assurance. Mr. Pope was responsible for the development of the high speed proprietary manufacturing technology for the female condom and securing the necessary approvals of the manufacturing process by regulatory organizations, including the FDA. Mr. Pope was also instrumental in developing and securing Chartex’s relationship with its Japanese marketing partner. Prior to joining Chartex, from 1986 to 1990, Mr. Pope was Production Manager and Technical Manager for Franklin Medical, a manufacturer of disposable medical devices. From 1982 to 1986, Mr. Pope was Site Manager, Engineering and Production Manager, Development Manager and Silicon Manager for Warne Surgical Products.

JANET LEE

Age: 47; Controller

Ms. Lee has served as Controller of the Company since May 2007. From November 2002 until May 2007, Ms. Lee served the Society of Thoracic Surgeons as Accounting Manager/Analyst. Previously, she held various financial positions at RR Donnelley and Sons Company and ServiceMaster.

SECURITY OWNERSHIP

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 15, 2012 with respect to (1) each person known to the Company to own beneficially more than 5% of our Common Stock, (2) each named executive officer (as defined below under the heading “Executive Compensation”) and each director of the Company and (3) all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of February 15, 2012 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table lists applicable percentage ownership based on 27,928,089 shares of Common Stock outstanding as of February 15, 2012.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
Bares Capital Management(2)	4,140,153	14.8%
Duke University(3)	1,408,229	5.0%
O.B. Parrish(4)	1,319,101	4.6%
William R. Gargiulo, Jr.(5)	100,000	*
Mary Ann Leeper, Ph.D.(6)	1,059,500	3.7%
Stephen M. Dearholt(7)	3,126,698	11.1%
David R. Bethune(8)	181,998	*
Michael R. Walton(9)	150,291	*
Richard E. Wenninger(10)	2,454,804	8.8%
Mary Margaret Frank, Ph.D.(11)	93,295	*
Michael Pope(12)	104,797	*
Donna Felch(13)	172,500	*
All directors, nominees and executive officers, as a group (10 persons)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	8,762,984	29.6%

*	Less than 1 percent.

(1)

Unless otherwise indicated, the address of each beneficial owner is 515 North State Street, Suite 2225, Chicago, IL 60654; the address of Mr. Dearholt is 36365 Trail Ridge Road, Steamboat Springs, CO 80488; the address of Mr. Walton is 929 North Astor, Unit 2101, Milwaukee, WI 53202; the address of Mr. Wenninger is 14000 Gypsum Creek Road, Gypsum, CO 81637; and the address of Dr. Frank is P.O. Box 6550, Charlottesville, VA 22906.

(2)

Bares Capital Management, Inc. filed a Schedule 13G/A dated February 14, 2012 reporting that as of December 31, 2011, Bares Capital Management, Inc. beneficially owned 4,140,153 shares of Common Stock, with sole voting and dispositive power over 112,228 shares of Common Stock and shared voting and dispositive power over 4,027,925 shares of Common Stock. The address of Bares Capital Management, Inc. is 221 W 6th Street, Suite 1225, Austin, Texas 78701.

(3)

Duke University filed a Schedule 13G dated June 27, 2011 reporting that as of June 27, 2011, Duke University beneficially owned 1,408,229 shares of Common Stock, with sole voting and dispositive power over 664,683 shares of Common Stock and shared voting and dispositive power over 743,546 shares of Common Stock. The 743,546 shares over which Duke University has shared voting and dispositive power consist of (a) 370,148 shares of Common Stock held by The Duke Endowment, (b) 177,074 shares of Common Stock held by Employees’ Retirement Plan of Duke University and (c) 196,324 shares of Common Stock held by Duke University Health System, Inc. DUMAC, LLC makes investment decisions for each of Duke University, The Duke Endowment, Duke University Health System, Inc., and the Employees’ Retirement Plan of Duke University and has shared voting and dispositive power over the shares held by such entities. Beneficial ownership of the shares of Common Stock beneficially owned by Duke University, The Duke Endowment, Duke University Health System, Inc., the Employees’ Retirement Plan of Duke University and DUMAC, LLC is also reflected in the Schedule 13G/A filed by Bares Capital Management, Inc. as described in note 2 above. The address of Duke University is c/o DUMAC, LLC, 406 Blackwell Street, Suite 300, Durham, North Carolina 27701.

(4)

Includes 233,501 shares owned by Phoenix of Illinois. Under the rules of the SEC, Mr. Parrish may be deemed to have voting and dispositive power as to such shares since Mr. Parrish is an officer, director and the majority shareholder of Phoenix of Illinois. Also includes 621,600 shares of Common Stock owned directly by Mr. Parrish and 464,000 shares of Common Stock subject to stock options held by Mr. Parrish. 220,000 of the shares owned directly by Mr. Parrish have been pledged by Mr. Parrish to a bank to secure a personal loan.

(5)	Consists of 100,000 shares of Common Stock owned directly by Mr. Gargiulo.

(6)	Consists of 269,500 shares of Common Stock owned directly by Dr. Leeper and 790,000 shares of Common Stock subject to stock options held by Dr. Leeper.

(7)

Includes 2,341,403 shares of Common Stock owned directly by Mr. Dearholt. Also includes 125,150 shares of Common Stock held in a self-directed IRA, 61,812 shares of Common Stock held by the Mary C. Dearholt Trust of which Mr. Dearholt is a co-trustee with a sibling, and 400,000 shares of Common Stock held by the John W. Dearholt Trust of which Mr. Dearholt is a co-trustee with a sibling. Mr. Dearholt shares the power to vote and dispose of 461,812 shares of Common Stock held by the Mary C. Dearholt Trust and the John W. Dearholt Trust. Mr. Dearholt has sole power to vote and dispose of the remaining shares of Common Stock. Also includes 198,333 shares of Common Stock subject to stock options.

(8)	Consists of 177,415 shares of Common Stock owned directly by Mr. Bethune and 4,583 shares of Common Stock subject to stock options held by Mr. Bethune.

(9)	Consists of 121,958 shares of Common Stock owned directly by Mr. Walton and 28,333 shares of Common Stock subject to stock options held by Mr. Walton.

(10)

Consists of (a) 965,445 shares of Common Stock owned directly by Mr. Wenninger, (b) 29,248 shares of Common Stock held by Mr. Wenninger’s spouse (Mr. Wenninger disclaims beneficial ownership of the shares held by his spouse), (c) 1,121,778 shares of Common Stock held by a trust of which Mr. Wenninger is trustee and a beneficiary, (d) 250,000 shares of Common Stock held by a charitable remainder trust of which Mr. Wenninger is a trustee and Mr. Wenninger and his spouse are beneficiaries (Mr. Wenninger disclaims beneficial ownership except to the extent of his pecuniary interest therein), and (e) 88,333 shares of Common Stock subject to stock options.

(11)	Consists of 34,962 shares of Common Stock owned directly by Dr. Frank and 58,333 shares of Common Stock subject to stock options held by Dr. Frank.

(12)	Consists of 104,797 shares of Common Stock owned directly by Mr. Pope.

(13)	Consists of 172,500 shares of Common Stock owned directly by Ms. Felch.

The above beneficial ownership information is based on information furnished by the specified person and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 2011 all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis, except that Mr. Parrish filed a Form 4 on June 10, 2011 reporting a transaction occurring on June 3, 2011, Mr. Walton filed a Form 4 on January 20, 2011 reporting a transaction occurring on January 7, 2011, Mr. Wenninger filed a Form 4 on January 4, 2011 reporting a transaction occurring on December 23, 2011, and each of Mr. Dearholt, Mr. Bethune, Mr. Parrish, Ms. Felch and Dr. Leeper filed a Form 4 on December 21, 2010 reporting a transaction occurring on December 16, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses the principles underlying the Company’s compensation decisions for fiscal 2011 for the Company’s named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by the named executive officers. In fiscal 2011, the Company had three executive officers, and we refer to these executive officers as the “named executive officers” throughout this section:

•	O. B. Parrish, Chairman of the Board, Chief Executive Officer and Acting President;

•	Donna Felch, Vice President and Chief Financial Officer; and

•	Michael Pope, Vice President, Global Manufacturing of the Company and General Manager of The Female Health Company (UK) Plc.

The compensation of these individuals is presented in the tables and other quantitative information that follow this section.

Overview

The Company encountered a period of volatility in the receipt of orders during fiscal 2011, which caused significant quarter to quarter fluctuations in its financial results. A major underlying factor was the on-going delays of two anticipated large orders. As a result of the volatility, the Company experienced reduced revenues and profits. However, the strength of the Company’s business model was evident in that it both sustained profitability and generated sufficient cash flow to pay quarterly cash dividends despite this volatility.

The Company’s compensation strategy is to closely align its compensation programs with shareholders’ interests by providing effective incentives for performance and a level of compensation needed to attract, motivate and maintain key executives who are important to the Company’s continued success. Nearly all of the compensation paid or awarded to the named executive officers consists of only three components: a modest base salary, an annual performance award program and periodic restricted stock grants. As part of aligning executive compensation with shareholders’ interests, the Company’s annual performance award program is based solely on achievement of corporate goals (unit sales and operating income targets). The program is straightforward and rewards management with cash incentives only if 100% of both corporate goals are achieved. The program offers an enhanced performance award if achievement reaches 110% of both goals. If both goals are achieved, the amount of the cash payout is based on the fiscal year-end price of our Common Stock. Since fiscal 2011 goals were not met, the named executive officers did not earn cash payouts under the performance award program for fiscal 2011.

The Company’s executive compensation program is clear and straightforward. The Company does not have employment agreements with any of the named executive officers and, therefore, unless there is a change of control of the Company, the named executive officers do not have a contractual right to any minimum level of base salary, incentive awards or other compensation or any right to annual increases in base salary. None of the named executive officers have any rights to severance payments except in connection with a change of control. Change of control agreements provide for payment of three times a named executive officer’s base salary and bonus and certain additional benefits upon termination of employment following a change of control under the agreements. The Company offers limited perquisites to its named executive officers, consisting only of life and disability insurance for Mr. Parrish, disability insurance for Ms. Felch and use of an automobile by Mr. Pope. The Company does not offer supplemental retirement benefits to any of the named executive officers. The only retirement benefit the Company offers to the named executive officers is participation in a Simple Individual Retirement Account plan by Ms. Felch.

Key Compensation Actions in Fiscal 2011

The compensation actions taken by the Compensation Committee in fiscal 2011 included the following:

•

In December 2010, the Compensation Committee approved increases in the base salaries of the named executive officers equal to the 2010 annual rate of inflation in their respective countries (the U.S. for Mr. Parrish and Ms. Felch and the U.K. for Mr. Pope). These base salary increases took effect on January 1, 2011;

•

In December 2010, the Compensation Committee made stock grants to the named executive officers as an effective motivation and retention tool and to provide an incentive for long-term performance. Mr. Parrish and Ms. Felch each received an award of 45,000 shares of restricted Common Stock while Mr. Pope received an award of the right to receive 45,000 shares of Common Stock. Half of the shares will vest (or, in the case of Mr. Pope, will be issued) on the second anniversary of the grant date (December 16, 2012) and the other half will vest (or, in the case of Mr. Pope, will be issued) on the third anniversary of the grant date (December 16, 2013). Should a recipient terminate employment, or be terminated for cause, any unvested shares issued will be forfeited (or, in the case of Mr. Pope, will not be issued).

•	The Compensation Committee set specific target and maximum objectives for achievement of performance goals under the Company’s annual performance award program.

At the Company’s 2011 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, shareholders approved the compensation of the Company’s named executive officers as disclosed in the proxy statement for the meeting by a vote of 11,081,787 shares in favor to 177,224 against. The Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by the Company’s shareholders for the Company’s compensation philosophy and the executive compensation programs that implement the Company’s compensation philosophy. The Company has not significantly changed its executive compensation program following the shareholder advisory vote. The Board of Directors has determined that future shareholder advisory votes on executive compensation will occur every three years. Accordingly, the next shareholder advisory vote on executive compensation will be held at our 2014 Annual Meeting of Shareholders.

Executive Compensation Program Objectives and Philosophy

The Company has designed the compensation program for its named executive officers to align the interests of the named executive officers with those of shareholders. To do so, the Company provides a modest level of base pay and incentivizes executives to achieve corporate goals through restricted stock grants and an annual performance award program that ties cash incentives to performance goal achievement and year-end stock prices. The Company believes its executive compensation package, as a whole, is competitive with companies of a similar size in the HIV/AIDS product arena.

A named executive officer’s compensation opportunity is impacted by the Company’s performance and stock price. By design, the annual performance awards are paid only if the performance goals are attained, and, if the performance goals are surpassed by at least 10%, the program provides for a higher level of award payouts. With restricted stock grants, the value is not realized until the vesting requirement is met. Enhanced value is possible if the stock price increases after the grant is awarded.

Process for Determining Executive Compensation

Information Reviewed by the Compensation Committee.    Compensation for the named executive officers and other senior managers is reviewed and approved by the Compensation Committee. The Compensation Committee views compensation as an ongoing process. The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Compensation Committee as well as materials specifically requested by members of the Compensation Committee.

The Compensation Committee annually reviews performance information provided by the Chief Executive Officer, including an assessment of overall corporate performance and an assessment of individual performance and compensation recommendations for each named executive officer, other than himself. The Chief Executive Officer does not submit an assessment of his own performance or present a recommendation on his own compensation, and does not participate in the portion of the meeting where his compensation is approved. The Compensation Committee considers the assessment and the input it receives from management, and exercises its own judgment in evaluating performance.

The Compensation Committee’s charter requires that the Company provide the Compensation Committee with adequate funding to engage any compensation consultants or other advisers the Compensation Committee deems it appropriate to engage. During fiscal 2011 and 2012 to date, the Compensation Committee did not engage any consultants to assist it in reviewing the Company’s compensation practices and levels.

Involvement of Management.    Management plays a significant role in assisting the Compensation Committee in its oversight of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual performance targets and objectives, recommending salary levels and equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for the named executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during a part of the Compensation Committee meetings in fiscal 2011 and the first part of fiscal 2012 included the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

Use of Market Compensation Data.    Although the Compensation Committee does not use benchmarking to determine executive compensation, it has reviewed market compensation data to help in evaluating the competitiveness of the Company’s executive compensation program. In 2010, at the Compensation Committee’s request, the Company conducted a survey of 2009 executive compensation levels for three comparison groups of public companies with a market capitalization under $200 million, consisting of (1) companies involved in HIV diagnosis, prevention or treatment, (2) companies involved in health care and (3) companies that market medical devices. The named executive officers’ base salaries are below both the mean and the median in each group of the survey while potential bonus and stock compensation are above both the mean and the median. The Compensation Committee intends to conduct such an analysis every three years, consistent with the frequency in which the Company intends to hold future “say on pay” votes.

Components of Executive Compensation

Mix of Compensation.    The Company’s compensation program features three main components:

•	base salaries;

•	an annual performance award program; and

•	periodic restricted stock grants.

The mix of compensation is determined largely by the Compensation Committee’s intent to align compensation with the shareholders’ interests. As such, base pay is a modest part of the overall package. The annual performance award, which increases with a higher year-end share price, provides the named executive officers with an incentive to meet corporate targets that are likely to impact stock price. The restricted stock grants offer the named executive officers an additional opportunity to share in the stock value created for shareholders when growth targets are achieved.

Base Salaries.    The Compensation Committee annually reviews the base salaries for the named executive officers. During its review in December 2010, the Compensation Committee determined that a modest increase in the base salaries for the named executive officers equal to the annual rate of inflation in each executive’s country of residence (the U.S. for Mr. Parrish and Ms. Felch and the U.K. for Mr. Pope) was the appropriate adjustment for calendar 2011. As a result, the Compensation Committee approved the following base salary increases for the named executive officers effective as of January 1, 2011:

Named Executive Officer	Calendar 2010 Base Salary ($)	Calendar 2011 Base Salary ($)	Percentage Increase (%)
O.B. Parrish	157,498	159,502	1.3
Donna Felch	195,935	198,438	1.3
Michael Pope	177,120	182,566	3.1

At a meeting of the Compensation Committee held on December 15, 2011, the Compensation Committee approved the following inflation rate increases in the named executive officers’ base salaries effective as of January 1, 2012:

Named Executive Officer	Calendar 2011 Base Salary ($)	Calendar 2012 Base Salary ($)	Percentage Increase (%)
O.B. Parrish	159,502	164,925	3.4
Donna Felch	198,438	205,225	3.4
Michael Pope	182,566	191,329	4.8

Annual Performance Awards.    Each year, named executive officers have the opportunity to receive a cash incentive under the Company’s annual performance award program. Participants are eligible to receive a target payment upon achievement of corporate goals. The target award is calculated by multiplying the designated award quantity times the Company’s fiscal year-end closing stock price. Thus, the value of the performance award, if achieved, is impacted by the Company’s year-end stock price.

At the beginning of fiscal 2011, the Company established the performance goals under the annual performance award program for fiscal 2011 operating results in the following areas:

•	specific rate of increase in unit sales in fiscal 2011 as compared to fiscal 2010; and

•	specific rate of increase in operating income in 2011 as compared to fiscal 2010 (after adding back one-time restructuring costs in fiscal 2010).

Achievement of 100% of both corporate goals will trigger annual incentive performance awards to the named executive officers at the target level. Achievement of at least 110% of both corporate goals triggers an enhanced annual award. The corporate goals for fiscal 2011 were set at levels that were challenging to achieve, representing significant growth from the prior fiscal year. Due to the volatility experienced by the Company in the receipt of orders during fiscal 2011, the corporate goals were not met and the named executive officers did not earn cash payouts under the performance award program for fiscal 2011.

Under exceptional circumstances the Compensation Committee has the authority to award discretionary cash bonuses outside of the annual performance award program. These discretionary bonuses allow the Company to recognize superior performance by the named executive officers and to have the flexibility to maintain competitive compensation when needed. No discretionary bonuses were awarded to the named executive officers for fiscal 2011 or fiscal 2010.

At a meeting of the Compensation Committee held on December 15, 2011, the Compensation Committee approved a change in the Company’s annual performance award program for fiscal 2012. Commencing with fiscal 2012 and in addition to payouts at achievement of 100% and 110% of corporate goals, an additional payout will be made upon achievement of 115% of the corporate goals.

Restricted Stock Grants.    The Company uses restricted stock grants for its equity incentive awards to be consistent with its objective to align the interests of shareholders and its named executive officers. Stock grants were selected as a long-term incentive, in part, because the value of the grant is impacted by the stock price. The restricted stock grants generally vest over a period of years, in a number of tranches. The staggered vesting schedule was selected because the Compensation Committee believes it is consistent with industry practice, while providing a relatively long retention benefit. Instead of annual grants of stock, the Company has generally staggered the grants so that the named executive officers generally hold some unvested shares at all times to promote the Company’s retention objectives.

Prior to the Compensation Committee setting the size of restricted stock grants, the Chief Executive Officer makes a recommendation to the Compensation Committee for the other named executive officers. The Chief Executive Officer generally uses historic awards and stock price trends as a starting point in developing his recommendation (other than for himself). That information is also available to the Compensation Committee when it makes its decisions. Following review of the Chief Executive Officer’s recommendations, the Compensation Committee also considers, in its collective experience and judgment, the Chief Executive Officer’s individual performance assessments of the other named executive officers and other factors regarding executive retention considerations. No formal weightings are applied to these factors in determining the size of restricted stock grants.

The restricted stock grants were the only form of equity awards granted in fiscal 2011. The Compensation Committee felt the grants were necessary to retain key employees who were viewed as important to continuing to achieve the Company’s corporate goals. A total of 180,000 shares were granted in December 2010 to a total of four executives and employees, including 45,000 shares to each of Mr. Parrish, Ms. Felch and Mr. Pope. Half of the restricted stock granted in December 2010 vest in twenty-four months (December 2012), with the other half vesting in thirty-six months (December 2013). The shares of restricted stock have all the rights of our Common Stock, including voting and dividend rights. Unvested shares are subject to forfeiture if the holder voluntarily leaves the Company or is terminated for cause. All shares will vest immediately if there is a change in control of the Company. As Mr. Pope is a resident of the U.K., rather than an immediate grant of restricted stock, his grant of 45,000 shares was in the form of the right to receive 22,500 shares in December 2012 and 22,500 shares in December 2013, unless Mr. Pope voluntarily leaves the Company or his employment is terminated for cause prior to such dates. Any remaining grants will be immediately issued to Mr. Pope if there is a change in control of the Company. In connection with dividends declared by the Company on its Common Stock, an amount equal to the dividend that would have been payable on the 45,000 shares that Mr. Pope is entitled to receive pursuant to this grant will be credited to Mr. Pope, with such credit payable when and to the extent the applicable shares are subsequently issued.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation of the other named executive officers.

Change of Control Agreements

The Company has entered into change of control agreements with each of the named executive officers. These agreements act as springing employment agreements which take effect upon a change of control. The Company provides these agreements based on competitive market practice, and to ensure that the executives’ interests remain aligned with shareholders while the Company considers, or during the pendency of, a transaction that involves a change of control. Additional information regarding these agreements, including a description of key terms and a quantification of benefits that would be received by the named executive officers had termination or a change in control occurred on September 30, 2011, is found below under the heading “Potential Payments on Termination After a Change of Control.”

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1.0 million paid to the Chief Executive Officer and the three most highly compensated executive officers (other than the Chief Executive Officer or the Chief Financial Officer). Performance-based compensation that has been approved by shareholders, however, is excluded from the $1.0 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m).

At this time, the Section 162(m) $1.0 million cap does not directly impact the Company’s compensation programs given that none of the named executive officers is expected to receive greater than $1.0 million in compensation. The Company intends to continue to monitor the applicability of Section 162(m) and expects that it will make efforts to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Stephen Dearholt (Chair)

David Bethune

Michael Walton

Richard Wenninger

Mary Margaret Frank

Summary Compensation Table

The table shown below provides information for the Company’s last three fiscal years regarding compensation paid by the Company to its Chief Executive Officer, its Chief Financial Officer and its only other executive officer. The individuals listed in this table are referred to elsewhere in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
O.B. Parrish,	2011	$159,502	—	$261,000	—	$25,868	$446,370
Chairman, Chief Executive Officer and Acting President	2010	$157,498	—	—	—	$25,476	$182,974
	2009	$152,825	$31,250	—	$555,500	$25,426	$765,001

Donna Felch,	2011	$198,428	—	$261,000	—	$10,685	$470,113
Vice President and Chief Financial Officer	2010	$195,935	—	—	—	$13,635	$209,570
	2009	$191,244	—	$189,600	$151,500	$12,610	$544,953

Mike Pope,	2011	$182,566	—	—	—	$32,631	$476,197
Vice President of the Company and General Manager of Female Health Company (UK) Plc.	2010	$177,120	—	—	—	$29,823	$206,943
	2009	$171,900	—	$189,600	$151,500	$28,870	$541,871

(1)	Bonus amount for 2009 represents a retention bonus payable monthly to Mr. Parrish based on continued service from October 1, 2008 through December 31, 2008.

(2)

The 2011 amounts reflect the grant date fair value of the restricted stock awards granted to Mr. Parrish and Ms. Felch on December 16, 2010 and the right to receive shares of Common Stock granted to Mr. Pope on December 16, 2010, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock awards are valued at the closing market price ($5.80) of our Common Stock on the date of grant. The 2009 amounts reflect the grant date fair value of the restricted stock award granted to Ms. Felch on December 10, 2008 and the right to receive shares of Common Stock granted to Mr. Pope on December 10, 2008, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock awards are valued at the closing market price ($3.16) of our Common Stock on the date of grant.

(3)

Amounts for 2009 represent payouts under the Company’s annual performance award program based on achieving operating income objectives for 2009. Under this program, each named executive officer was entitled to a payout based on the Company exceeding a target amount of net income for 2009, with the amount of the payout based on the value of the Common Stock on September 30, 2009. The targets for fiscal 2010 and 2011 under the Company’s annual performance award program were not met and, as a result, no payouts were made under the program for fiscal 2010 or 2011.

(4)

The amount of “All Other Compensation” for Mr. Parrish consists of premiums paid by the Company for health, term life insurance and disability insurance under which Mr. Parrish or his designee is the beneficiary; for Ms. Felch consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees, health coverage and disability insurance; and for Mr. Pope consists of health coverage, use of a leased automobile and reimbursement of expenses relating to the use of the automobile.

(5)

Mr. Pope’s salary and the value of his automobile use are in U.K. pounds. Amounts shown for such items are based on the 12-month average exchange rate for the year which was 1.6071 U.S. dollars per U.K. pound in fiscal 2011, 1.5592 U.S. dollars per U.K. pound in fiscal 2010 and 1.5516 U.S. dollars per U.K. pound in fiscal 2009.

Grants of Plan–Based Awards

	Grant Date	Non-Equity Inventive Plan Awards: Number of Units(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards(3)
Name		Target	Maximum	Threshold	Target	Maximum
O.B. Parrish	12/16/10						45,000	$261,000
	—	110,000	120,000	—	$448,800	$489,600

Donna Felch	12/16/10						45,000	$261,000
	—	30,000	40,000	—	$122,400	$163,200

Michael Pope	12/16/10						45,000	$261,000
	—	30,000	40,000	—	$122,400	$163,200

(1)

These amounts show the range of target and maximum payouts for fiscal 2011 performance under the Company’s annual performance award program. Payouts under the awards would be made only if 100% of unit sale and operating income goals for fiscal 2011 are achieved. There is an enhanced performance award if achievement reaches 110% of both goals. The size of the payout is based on the number of units awarded to each participant multiplied by the closing price of our Common Stock on the last trading day of the fiscal year. The dollar amounts for the target and maximum awards for each named executive officer in the table are based on the number of units multiplied by the closing price of our Common Stock on September 30, 2011, which was $4.08 per share.

(2)

For Mr. Parrish and Ms. Felch, represents the grant of 45,000 shares of restricted stock, of which 22,500 shares vest on each of December 16, 2012 and December 16, 2013. For Mr. Pope, represents the right to receive 22,500 shares on December 16, 2012 and 22,500 shares on December 16, 2013.

(3)

The amounts reflect the grant date fair value of the restricted stock awards granted to Mr. Parrish and Ms. Felch on December 16, 2010 and the right to receive shares of Common Stock granted to Mr. Pope on December 16, 2010, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock awards are valued at the closing market price ($5.80) of our Common Stock on the date of grant.

Outstanding Equity Awards at Fiscal Year–End

The following table provides information regarding unexercised options, unvested restricted stock and rights to receive stock held by the named executive officers at September 30, 2011.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
O.B. Parrish	464,000	$1.40	04/22/13	45,000	(1)	$183,600	(2)
Donna Felch	—	—	—	75,000	(3)	$306,000	(2)
Michael Pope	—	—	—	75,000	(4)	$306,000	(5)

(1)	22,500 shares vest on each of December 16, 2012 and December 16, 2013.

(2)	Market value equals the number of shares of restricted stock that have not vested multiplied by the closing price of our Common Stock on September 30, 2011, which was $4.08 per share.

(3)	30,000 shares vest on December 10, 2011, 22,500 shares vest on December 16, 2012 and 22,500 shares vest on December 16, 2013.

(4)	Represents the right to receive 30,000 shares on December 10, 2011, 22,500 shares on December 16, 2012 and 22,500 shares on December 16, 2013.

(5)

Market value equals the number of shares of our Common Stock that Mr. Pope has the right to receive multiplied by the closing price of our Common Stock on September 30, 2011, which was $4.08 per share.

Options Exercised and Stock Vested

The following table provides information regarding the shares of restricted stock held by, or shares of stock issued pursuant to rights to receive stock held by, the named executive officers that vested or were issued during 2011. No stock options were exercised during fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
O.B. Parrish	—		—
Donna Felch	30,000	(1)	$174,000	(2)
Michael Pope	30,000	(3)	$174,000	(4)

(1)	Shares vested on December 10, 2010.

(2)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on December 10, 2010, which was $5.80 per share.

(3)	Represents shares issued on December 10, 2010 pursuant to the right to receive shares held by Mr. Pope.

(4)	Market value equals the number of shares of the Company’s Common Stock that were issued to Mr. Pope multiplied by the closing price of our Common Stock on December 10, 2010, which was $5.80 per share.

Potential Payments on Termination After a Change of Control

Effective October 1, 2005, the Company entered into Amended and Restated Change of Control Agreements with each of O.B. Parrish and Michael Pope, and effective February 8, 2006, the Company entered into a Change of Control Agreement with Donna Felch. These agreements essentially act as springing employment agreements which provide that, upon a change of control, as defined in the agreement, the Company will continue to employ the executive for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control or (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the effective date of the change of control, in each case as specified in the agreements. If the executive is terminated without cause or if he or she resigns for good reason, in each case as defined in the agreements, after the change of control and during the three year employment period, the executive is generally entitled to receive the following benefits:

•	a lump sum payment equal to three times the executive’s base salary;

•

a lump sum payment equal to three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control, (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

•	continuation of health and other similar benefits for a period of three years after the termination date; and

•	a “gross-up” payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

The terms of the grant agreements for the stock awards granted to the named executive officers also provide for immediate vesting (or, in the case of Mr. Pope, immediate issuance) of the stock awards upon a change of control.

The following table sets forth the compensation that the named executive officers would have been eligible to receive if the applicable named executive officer’s employment had been terminated as of September 30, 2011, under circumstances requiring payment of severance benefits as described above in connection with a change of control as well as the value as of September 30, 2011 of the outstanding unvested stock awards of the named executive officers that would vest upon a change of control (or, in the case of Mr. Pope, be issued).

Name	Salary	Stock Awards(1)	Cash Incentive	Continued Benefits(2)	Excise Tax Gross-Up(3)	Total
O.B. Parrish	$479,832	$183,600	$1,046,500	$116,277	$569,517	$2,395,726
Donna Felch	$599,710	$306,000	$307,500	$103,946	$371,380	$1,688,536
Michael Pope	$547,699	$306,000	$307,500	$27,321	—	$1,188,520

(1)

Represents the value of the stock awards of 45,000 shares for Mr. Parrish and 75,000 shares for each of Ms. Felch and Mr. Pope multiplied by the closing price of our Common Stock on September 30, 2011, which was $4.08 per share.

(2)

The benefits consist of health, life and disability coverage for Mr. Parrish, health, life and disability coverage for Ms. Felch, health coverage for Mr. Pope and outplacement services for all three executives.

(3)

Under the change of control agreement of each named executive officer, the Company agrees to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. Mr. Pope, as a resident of the U.K., is not subject to a similar excise tax.

DIRECTOR COMPENSATION AND BENEFITS

Overview

In December 2010, the Board of Directors approved a new arrangement to compensate independent directors for their service as Board members. Independent directors were given an election to receive either a restricted stock grant or quarterly cash compensation. Each director who elected a restricted stock grant would receive 21,000 shares of restricted stock, vesting in three tranches of 7,000 shares on the first, second and third anniversary of the grant date, as compensation for a three year period. Each director who elected cash would receive a quarterly compensation payment of $7,500. Four out of five independent directors chose the restricted stock compensation option. The independent director who chose the cash compensation may change the election after twelve or twenty-four months and receive a proportionate grant of restricted stock. In addition, in fiscal 2011, Ms. Frank received fees for committee participation and Mr. Bethune received fees for committee participation and for providing special assistance to management in connection with designated projects.

As described below, one of the Company’s directors, Mary Ann Leeper, receives compensation as the Company’s Senior Strategic Adviser pursuant to an employment agreement, and another director, William R. Gargiulo, Jr. receives consulting fees. They do not receive compensation as directors.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by the Company in fiscal 2011 to each of its directors who are not executive officers of the Company.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total
Mary Ann Leeper	—	$261,000	$189,078	(3)	$450,078
William R. Gargiulo, Jr.	—	—	$60,000	(3)	$60,000
David R. Bethune	$33,000	$121,800	—		$154,800
Stephen M. Dearholt	—	$121,800	—		$121,800
Mary Margaret Frank	$31,500	—	—		$31,500
Michael R. Walton	—	$121,800	—		$121,800
Richard E. Wenninger	—	$121,800	—		$121,800

(1)

The amount in this column for Mr. Bethune represents $8,000 of fees paid for committee participation and $25,000 of fees paid for providing special assistance to management in connection with designated projects. The amount in this column for Ms. Frank represents $9,000 of fees paid for committee participation and $22,500 of fees paid pursuant to her election to receive board compensation in fiscal 2011 in the form of cash.

(2)

The amount for Mary Ann Leeper reflects the grant date fair value of the restricted stock awards granted to her on December 16, 2010, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($5.80) of our Common Stock on the date of grant. The amounts for David R. Bethune, Stephen M. Dearholt, Michael R. Walton and Richard E. Wenninger reflect the grant date fair value of the restricted stock awards granted to the directors who elected to receive board compensation in the form of stock, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock awards are valued at the closing market price ($5.80) of our Common Stock on the date of grant.

(3)

The amount of “All Other Compensation” for Dr. Leeper consists of salary of $171,112 as well as $5,133 in matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees and $12,833 of premiums paid by the Company for term life insurance and disability insurance under which Dr. Leeper or her designee is the beneficiary. Dr. Leeper is employed as a Senior Strategic Advisor and she participates as a member of the Executive Operation Committee. Dr. Leeper’s compensation is for the execution of these responsibilities. She does not receive compensation for her role as a director of the Company. Mr. Gargiulo is a consultant to the Company and serves as the Corporate Secretary. In this role, he is responsible for scheduling all board and board committee meetings and distribution of material and preparation and approval of minutes for each meeting. In addition, he is responsible for the Company’s relationship with its transfer agent and the issuance of shares. Mr. Gargiulo also assists Ms. Felch with investor relations. Mr. Gargiulo’s compensation for the execution of these responsibilities was $60,000. He does not receive compensation for being a director of the Company.

As of September 30, 2011, the directors who are not executive officers of the Company held the following number of stock options and shares of unvested restricted stock:

Name	Option Awards			Unvested Stock Awards
	Vested	Unvested
Mary Ann Leeper	790,000	—		75,000	(1)
William R. Gargiulo, Jr.	—	—		—
David R. Bethune	193,333	6,667	(2)	21,000	(3)
Stephen M. Dearholt	193,333	6,667	(2)	21,000	(3)
Mary Margaret Frank	53,333	6,667	(2)	—
Michael R. Walton	23,333	6,667	(2)	21,000	(3)
Richard E. Wenninger	83,333	6,667	(2)	21,000	(3)

(1)	30,000 shares vest on December 24, 2011, 22,500 shares vest on December 16, 2012 and 22,500 shares vest on December 16, 2013.

(2)	833 shares vest on the 29th day of each month until May 29, 2012.

(3)	7,000 shares vest on each of December 16, 2011, December 16, 2012 and December 16, 2013.

Dr. Leeper has served as the Company’s Senior Strategic Adviser since May 2006 when she retired from the positions of President and Chief Operating Officer of the Company. Dr. Leeper’s services as Senior Strategic Adviser are governed by the terms of an employment agreement dated January 20, 2006, between the Company and Dr. Leeper. The employment agreement took effect as of May 1, 2006, and originally was to expire on September 30, 2006, but has been extended a number of times with the most recent extension lasting until December 31, 2007. Pursuant to the employment agreement, Dr. Leeper receives an annual base salary of at least $150,000 and is entitled to participate in the Company’s bonus plans, stock incentive plan and other employee benefit plans. Additionally, Dr. Leeper is eligible to participate in any medical, health, dental, disability and life insurance policy that is in effect for the Company’s other senior management. Pursuant to the employment agreement, Dr. Leeper has agreed not to compete with the Company during employment and for a period of two years following termination of employment (six months if employment is terminated by the Company after a “change of control”) and has agreed to maintain the confidentiality of the Company’s proprietary information and trade secrets during the term of employment and for three years thereafter. The employment agreement provides that if Dr. Leeper’s employment is terminated by the Company without “cause” or by Dr. Leeper for “good reason,” Dr. Leeper will be entitled to a severance payment of $125,000 and a payment of $50,000 in consideration of the noncompetition and confidentiality covenants, except that if such termination occurs at any time after or in anticipation of a “change of control” with respect to the Company, Dr. Leeper will be entitled solely to those amounts to which she is entitled under the Amended and Restated Change of Control Agreement dated October 1, 2005 by and between the Company and Dr. Leeper. The terms of such Amended and Restated Change of Control Agreement are substantially the same as those summarized under the heading “Potential Payments on Termination After a Change of Control.” If the termination of Dr. Leeper’s employment occurs as a result of the death or disability of Dr. Leeper, then she shall be entitled to receive the greater of (a) her base salary or (b) the remaining amounts due her under the terms of the employment agreement. Since the contract expiration, the Company has continued to employ Dr. Leeper based on the same terms.

Ms. Leeper and Mr. Gargiulo also participate in the Company’s annual performance award program, with cash incentives payable to them based on the same corporate performance goals as the named executive officers. See “Compensation Discussion and Analysis” for additional information regarding the program. For fiscal 2011, Ms. Leeper was eligible for an award of 30,000 units for target performance and 40,000 units for maximum performance and Mr. Gargiulo was eligible for an award of 20,000 units for target performance and 22,000 units for maximum performance. Since the fiscal 2011 goals were not met, Ms. Leeper and Mr. Gargiulo did not earn cash payouts under the performance award program for fiscal 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed McGladrey & Pullen, LLP, independent registered public accounting firm, as auditors to audit our financial statements for the fiscal year ending September 30, 2012. Our Board of Directors proposes that the shareholders ratify this appointment. McGladrey & Pullen, LLP audited our financial statements for the fiscal year ended September 30, 2011. We expect that representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company is not obtained at the Annual Meeting, the Audit Committee of our Board of Directors will reconsider its appointment, and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the fiscal year if it determines that such change would be in our best interests.

Under Wisconsin law, the ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal, whether in person or by proxy, to exceed the number of votes cast against this proposal, assuming a quorum is present.

The Board of Directors recommends that shareholders vote FOR the ratification of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending September  30, 2012.

PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in our 2013 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to O.B. Parrish, Chief Executive Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654. We must receive a proposal by October 27, 2012 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in our 2013 Proxy Statement.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in the Company’s 2013 Proxy Statement will be considered untimely if received after January 10, 2013 (45 days prior to the anniversary of the mailing date of this Proxy Statement). If a shareholder gives notice of such a proposal after this deadline, SEC rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2013 Annual Meeting of Shareholders.

ANNUAL REPORT

We are required to file an Annual Report, called a Form 10-K, with the SEC. A copy of the Annual Report on Form 10-K for the year ended September 30, 2011 will be provided without charge on written request of any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to: Corporate Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by our regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. We will reimburse such parties for their expenses in so doing.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.,

Secretary

Chicago, Illinois

February 24, 2012

THE FEMALE HEALTH COMPANY 515 NORTH STATE STREET SUITE 2225 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, March 21, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, March 21, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41502-P21050	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE FEMALE HEALTH COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

Vote on Directors	☐	☐	☐

1.	Election of Directors

	Nominees:

	01)	David R. Bethune	05)	Mary Ann Leeper, Ph.D
	02)	Stephen M. Dearholt	06)	O.B. Parrish
	03)	Mary Margaret Frank, Ph.D	07)	Michael R. Walton
	04)	William R. Gargiulo, Jr.	08)	Richard E. Wenninger

Vote on Proposal

The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41503-P21050

PROXY	THE FEMALE HEALTH COMPANY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints O.B. Parrish and William R. Gargiulo, Jr., or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of The Female Health Company to be held on Thursday March 22, 2012 at 10:00 a.m., local time, in the Gallery Foyer III, Palomar Hotel, 5th Floor, 505 North State Street, Downtown Chicago, IL 60654 and at any adjournment thereof, there to vote all shares of Common Stock, which the undersigned would be entitled to vote if personally present as specified upon the matters listed on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO RATIFY THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side